ABX Air Adds Reed to Board of Directors

WILMINGTON, OH - August 7, 2006 - ABX Air, Inc., (NASDAQ:ABXA) today announced that Frederick R. Reed, an attorney and strategic consultant, has been elected to its Board of Directors.

Reed, 58, is Executive Vice President, General Counsel and a consultant with Development Specialists, Inc., a strategic management consulting firm based in Chicago, Illinois. Reed is located at the firm's Columbus, Ohio office. He is the former Cincinnati managing partner of the law firm of Vorys, Sater, Seymour and Pease, and a former director and later officer of Wendy's International, Inc. from 1995 through 2000, where he served as Chief Financial Officer and General Counsel.

Joe Hete, President and Chief Executive Officer of ABX Air, said "Fritz Reed has a broad background in corporate legal and financial management and consulting, with particular experience in strategic and business development, including mergers and acquisitions. I am looking forward to his contributions as we expand and diversify our base of business at ABX Air."

Reed's election raises to six the number of members of ABX Air's Board of Directors. ABX Air shareholders at their annual meeting in May 2006 approved a proposal to expand from five to nine the maximum number of members of the Board.

Reed received his B.A. from Harvard University in 1970 and his J.D. from the Ohio State University in 1973, where he was editor in chief of the Ohio State Law Journal.

ABX Air is a cargo airline with a fleet of more than 100 aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. In addition to providing airlift capacity and sort facility staffing to DHL, ABX Air provides charter, maintenance and package handling services to a diverse group of customers. ABX is the largest employer in a several-county area in southwestern Ohio.

Contact: Quint Turner

ABX Air, Inc.
937-382-5591